Exhibit 99.1

January 13, 2011	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK and ONEOK Partners Fourth-quarter and Year-end 2010
Earnings News Releases, Conference Call and Webcast Scheduled

2011 Earnings News Releases, Conference Calls and Webcasts Also Scheduled

    TULSA, Okla. – Jan. 13, 2011 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will release their fourth-quarter and year-end 2010 earnings after the market closes on Feb. 21, 2011.

    A joint conference call will be held the following day on Feb. 22, 2011, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on ONEOK’s and ONEOK Partners’ websites.

    ONEOK’s and ONEOK Partners’ senior management teams will participate in the call and webcast.

What:	ONEOK, Inc. and ONEOK Partners fourth-quarter and year-end 2010 earnings conference call and webcast

When:	11 a.m. Eastern, Feb. 22, 2011 10 a.m. Central

Where:	1) Phone conference call 866-837-9780, pass code 1506279 2) Log on to the webcast at www.oneok.com 3) Log on to the webcast at www.oneokpartners.com
If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1506279.

-more-

ONEOK and ONEOK Partners Fourth-quarter and Year-end 2010
Earnings News Releases, Conference Call and Webcast Scheduled

    Additionally, conference calls and webcasts for the first, second and third quarters of 2011 have been scheduled.

●   First quarter 2011: News release issued – May 3, 2011; Conference call and webcast – May 4, 2011;

●   Second quarter 2011: News release issued – Aug. 2, 2011; Conference call and webcast – Aug. 3, 2011;

●   Third quarter 2011: News release issued – Nov. 1, 2011; Conference call and webcast – Nov. 2, 2011.

    Each quarterly earnings news release will be issued following the close of market on the date indicated.

    Each quarterly conference call and webcast will take place at 11 a.m. Eastern Time (10 a.m. Central Time) on the date indicated. Conference call dial-in information will be provided at a later date.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the websites at www.oneok.com or www.oneokpartners.com. OKE-FV OKS-FV

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